OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2009 FIRST QUARTER RESULTS

Houston, Texas - February 6, 2009 - OYO Geospace (NASDAQ: OYOG) today announced net income of $1.3 million, or $0.22 per diluted share, on revenues of $25.9 million for its quarter ended December 31, 2008. This compares with net income of $3.3 million, or $0.54 per diluted share, on revenues of $32.0 million in the comparable quarter last year. The company noted that the current period results include foreign exchange losses of $0.5 million, or $0.06 per diluted share, resulting from the impact of a strengthening U.S. dollar on debts owed by its foreign subsidiaries. Furthermore, the prior year's results include a pretax gain of $0.4 million, or $0.04 per diluted share, from the partial sale of a surplus property.

"We are now seeing the effects of capital spending cutbacks by our seismic customers. During the quarter, we saw revenues decline for each of our seismic product lines, including significant declines in our Russian and Canadian seismic exploration markets. Most notable was a $4.5 million decline in sales of our seismic reservoir products. While demand for our seismic reservoir products is often sporadic, lower customer demand for these products created a significant shortfall in our revenues and profits for the quarter," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"Although relatively small, a bright spot for the quarter was the significant improvement in our thermal solutions business segment. Sales and operating profits for the current quarter increased significantly over the prior year period due to international sales to customers in China. We expect this trend to soften as the year progresses," said Owens.

"Product backlog declined during the quarter but still remains relatively healthy for at least the short term. However, in the current economic environment, and in particular the oil and gas service sector, it is difficult to forecast what levels of business the future holds and we expect the remainder of the fiscal year to be challenging. In the past, we have described our business as very lumpy. In this current environment, we expect our business levels will be even more erratic. Singular events can result in severe swings in our revenues and costs. The lack of usual levels of seismic reservoir product sales in the past quarter is one such example," continued Owens.

"As we move forward, we will continue to focus on enhancing and developing products, managing cash flows, controlling costs and aggressively pursuing all revenue generating opportunities. The seismic industry has a cyclical history and we have been through these cycles many times. We expect that the length of this cycle and the resumption of energy demand will be linked to the global economic recovery and our customers' ability to access capital. In the interim, we intend to continue our role as a key technology provider," concluded Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31, 2008	December 31, 2007

Net sales	$ 25,855	$ 32,022
Cost of sales	17,835	20,908
Gross profit	8,020	11,114

Operating expenses:
Selling, general and administrative	3,724	4,168
Research and development	1,899	2,192
Bad debt expense (recovery)	(168)	294
Total operating expenses	5,455	6,654

Gain on sale of assets	7	354

Income from operations	2,572	4,814

Other income (expense):
Interest expense	(275)	(185)
Interest income	329	272
Foreign exchange losses	(540)	(5)
Other, net	(6)	(12)
Total other income (expense), net	(492)	70

Income before income taxes	2,080	4,884
Income tax expense	743	1,573

Net income	$ 1,337	$ 3,311

Basic earnings per share	$ 0.23	$ 0.56

Diluted earnings per share	$ 0.22	$ 0.54

Weighted average share outstanding - Basic	5,936,508	5,892,828
Weighted average share outstanding - Diluted	6,034, 903	6,155,864